EX-35 (i)
(logo) National City
Mortgage

National City Mortgage Co.
A Subsidary of National City Bank of Indiana
3232 Newmark Drive * Miamisburg, Ohio 45342
Telephone: (937) 910-1200

Mailing Address:
P.O. Box 1820
Dayton, Ohio 45401-1820

Servicer Compliance Statement

RE: See attached for series (Exhibit A)

I, T. Jackson Case, Jr., hereby certify to Wells Fargo Bank, N.A., that I am a duly elected Executive Vice President of National City Mortgage Co. (the "Company"), a corporation organized under the laws of the State of Ohio and further as follows:

(i) A review of the Company's activities as servicer during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and

(ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.


National City Mortgage Co.

Certified by:   /s/ T. Jackson Case, Jr.         Date:March 22, 2007
Name:               T. Jackson Case, Jr.
Title:          Executive Vice President

No one Cares More!


(page)

Exhibit A

ARMT 2006-2

BSA 2006-AC3

BSA 2006-AC5

CSMC 2006-3

LUMINENT 2006-7

MASTR 2006-1

MASTR 2006-3

PRIME 2006-1

PRIME 2006-CL1

SAMI 2006-AR3